Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
(650) 940-4700

November 4, 2010

Mountain View, California

IRIDEX Reports Improved Third Quarter 2010 Financial Results

•	Exceeded Q3 guidance

•	Sales increased 4.0% over same period last year and 9.4% sequentially

•	Net income of $0.9 million or $0.09 per diluted share

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended October 2, 2010.

•	Earnings of $0.9 million or $0.09 per diluted share, up from $0.6 million or $0.07 per diluted share reported in the third quarter 2009.

•

Total sales increased 4.0% to $10.8 million, exceeding the range of $10.0 million to $10.2 million provided in prior guidance. Sequentially, revenues grew 9.4% from $9.9 million in the 2010 second quarter.

•	Gross margin was 48.5%, exceeding guidance range of 45% to 48%, operating expenses were $4.4 million within the guidance range of $4.3 million to $4.5 million.

•	Guidance for fourth quarter: revenue between $11.0 million and $11.2 million, gross margins between 45% and 48% and operating expenses between $4.6 million and $4.8 million.

“Our performance improved in the third quarter. Excluding OEM revenue, our Ophthalmology business grew 5.8% from $7.4 million in the third quarter of 2009 to $7.9 million this quarter, and it was most rewarding to see our ophthalmology consumable revenues return to growth. Consumables are an important part of our overall growth strategy as are strategic acquisitions,” stated Mr. Theodore A. Boutacoff, President and CEO. “Gross margin was above our guidance range due to favorable product mix and volume efficiencies and we continue to manage our operating expenses well.”

“Our largest trade show, the Annual Meeting of the American Academy of Ophthalmology, was in October and we were extremely pleased with the improved business activity at the Academy with sales and leads generated at this meeting increasing significantly over the prior year, which we believe is indicative of a turnaround in the worldwide economies and an increasing interest in our wider product offering,” continued Mr. Boutacoff.

“Customers expressed particular interest in our new IQ577 and IQ532 laser systems and in performing tissue sparing laser photocoagulation using our MicroPulse™ technology. The interest in MicroPulse technology was stimulated by excellent results reported in recently published clinical studies. We see tissue sparing laser therapy as a true paradigm shift providing patients suffering from diseases such as diabetic macular edema (DME) with the clinical benefits of laser photocoagulation without damaging the retina. The adoption of tissue sparing treatments has the potential to drive up demand for new laser systems that are tissue sparing capable and IRIDEX leads the way with its MicroPulse technology.”

Q3 Business Highlights:

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Adjustable and Intuitive EndoProbe® commercially available - Now selling a new family of Adjustable & Intuitive EndoProbe laser handpieces for use with IRIDEX’ laser platforms in vitreoretinal surgery.

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Received CE approval for consumable products - Products acquired as part of the RetinaLabs acquisition completed earlier this year to be sold in a number of overseas markets through IRIDEX’s distribution channels.

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Granted U.S. Patent for MicroPulse Technology - MicroPulse Technology provides the ophthalmologist with fine dose control of laser energy during eye surgery, giving IRIDEX a competitive advantage in developing tissue sparing laser systems.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, November 4, 2010 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (800) 762-9441(U.S.) or (480) 629-9674 (International) and quoting Conference ID 4380709, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, November 4, 2010 through Thursday, November 11, 2010 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4380709. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s fourth quarter revenue, gross margins and operating expenses, the status of the worldwide economy, interest in our products, industry trends relating to the treatment of diabetic macular edema and adoption and success of our product offerings. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended April 3, 2010 and July 3, 2010, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Revenues	$10,818	$10,400	$31,466	$31,649
Cost of revenues	5,569	5,278	16,456	16,650

Gross profit	5,249	5,122	15,010	14,999

Operating expenses:
Research and development	920	888	2,913	2,635
Sales and marketing	2,319	2,204	6,984	6,766
General and administrative	1,125	1,061	3,490	3,867

Total operating expenses	4,364	4,153	13,387	13,268

Income from operations	885	969	1,623	1,731
Legal settlement	0	0	800	800
Interest and other income (expense), net	63	(64)	(49)	(197)

Income before income taxes	948	905	2,374	2,334
Provision for income taxes	38	259	165	266

Net income	$910	$646	$2,209	$2,068

Net income per share - basic	$0.10	$0.07	$0.25	$0.23

Net income per share - diluted	$0.09	$0.07	$0.22	$0.21

Shares used in computing net income per share - basic	8,974	8,845	8,930	8,845

Shares used in computing net income per share - diluted	10,148	9,900	10,112	10,003

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	October 2, 2010	January 2, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,092	$9,378
Accounts receivable, net	7,954	7,482
Inventories, net	9,782	8,999
Prepaids and other current assets	424	470

Total current assets	25,252	26,329
Property and equipment, net	395	486
Other long-term assets	234	323
Other intangible assets, net	1,846	1,153
Goodwill	473	—

Total assets	$28,200	$28,291

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,381	$1,872
Bank line of credit	—	3,520
Accrued compensation	1,992	2,171
Accrued expenses	1,540	1,983
Accrued warranty	1,043	1,165
Deferred revenue	2,239	2,405

Total current liabilities	9,195	13,116

Long Term Liabilities:
Other long-term liabilities	585	149

Total liabilities	9,780	13,265

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	41,005	39,820
Accumulated other comprehensive loss	(212)	(212)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(22,037)	(24,246)

Total stockholders’ equity	18,420	15,026

Total liabilities and stockholders’ equity	$28,200	$28,291